Exhibit (g)(2)


                        FOREIGN CUSTODY MANAGER AGREEMENT


         AGREEMENT made as of July 24, 2007, between each mutual fund identified on Schedule 1 attached hereto (each, a "Fund"; collectively, the "Funds") and The Bank of New York ("BNY").

                              W I T N E S S E T H:

         WHEREAS, each Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

         WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

         NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, each Fund and BNY hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

         1. "Board" shall mean the board of directors or board of trustees, as the case may be, of each Fund.

         2. "Eligible Foreign Custodian" shall have the meaning provided in the Rule.

         3. "Monitoring System" shall mean a system established by BNY to fulfill the Responsibilities specified in clauses 1(d) and 1(e) of Article III of this Agreement.

         4. "Qualified Foreign Bank" shall have the meaning provided in the Rule.

         5. "Responsibilities" shall mean the responsibilities delegated to BNY as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

         6. "Rule" shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended from time to time.

         7. "Securities Depository" shall mean any securities depository or clearing agency within the meaning of Rule 17f-7.


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                                       2

         8. "Specified Country" shall mean each country listed on Schedule 2 attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the relevant Fund has given settlement instructions to The Bank of New York as custodian (the "Custodian") under its Custody Agreement with such Fund.

                                   ARTICLE II
                        BNY AS A FOREIGN CUSTODY MANAGER

         1. Each Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

         2. BNY accepts each Fund's Board's delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund's assets would exercise.

         3. BNY shall provide to each Board at such times as the Board deems reasonable and appropriate based on the circumstances of the relevant Fund's foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including, in the case of Qualified Foreign Banks, any material change in any contract governing such arrangements and in the case of Securities Depositories, any material change in the established practices or procedures of such Securities Depositories) with respect to assets of the Fund with any such Eligible Foreign Custodian.

                                   ARTICLE III
                                RESPONSIBILITIES

         1. Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Funds held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Funds' foreign custody arrangements with each Qualified Foreign Bank are governed by a written contract with the Custodian (or, in the case of a Securities Depository, by such a contract, by the rules or established practices or procedures of the Securities Depository, or by any combination of the foregoing) which will provide reasonable care for the Funds' assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with a Qualified Foreign Bank shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such
(c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Funds as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Funds with a particular Eligible Foreign Custodian pursuant to paragraph
(c)(1) of the Rule and

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                                       3


in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of a Securities Depository, any material change in the established practices or procedures of such Securities Depository; and (e) advise the Funds whenever an arrangement (including, in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of a Securities Depository, any material change in the established practices or procedures of such Securities Depository) described in preceding clause (d) no longer meets the requirements of the Rule. Anything in this Agreement to the contrary notwithstanding, BNY shall in no event be deemed to have selected any Securities Depository the use of which is mandatory by law or regulation or because securities cannot be withdrawn from such Securities Depository, or because maintaining securities outside the Securities Depository is not consistent with prevailing custodial practices in the relevant market (each, a "Compulsory Depository"); it being understood however, that for each Compulsory Depository utilized or intended to be utilized by the Funds, BNY may provide the Funds from time to time with information addressing the factors set forth in Section (c)(1) of the Rule and BNY's opinions with respect thereto in order to assist the Funds in determining the appropriateness of placing Fund assets therein.

         2. (a) For purposes of Clauses (a) and (b) of preceding Section 1 of this Article, with respect to Securities Depositories, it is understood that such determination shall be made on the basis of, and limited by, publicly available information with respect to each such Securities Depository.

         (b) For purposes of clause (d) of preceding Section 1 of this Article, BNY's determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, "Country Risks" shall mean systemic risks of holding assets in a particular country including, but not limited to,
(a) the use of Compulsory Depositories, (b) such country's financial infrastructure, (c) such country's prevailing custody and settlement practices,
(d) nationalization, expropriation or other governmental actions, (e) regulation of the banking or securities industry, (f) currency controls, restrictions, devaluations or fluctuations, and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

                                   ARTICLE IV
                                 REPRESENTATIONS

         1. Each Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund's execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Fund's Board at a meeting duly called and at which a quorum was at all times present; and (c) the Fund's Board or its investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other Specified Country.


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                                       4


         2. BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY's execution or performance of this Agreement; and (c) BNY has established the Monitoring System.

                                    ARTICLE V
                                 CONCERNING BNY

         1. BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, any Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to any Fund, such Fund's Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

         2. Each Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY's performance hereunder, provided that no Fund shall indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arise out of BNY's failure to exercise the reasonable care, prudence and diligence required by
Section 2 of Article II hereof.

         3. For its services hereunder, each Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed. BNY understands and agrees that XShares Advisors LLC, the investment adviser to the Fund (the "Advisor") may pay the fees and expenses under this Agreement directly to BNY as a result of its contractual arrangements with the Fund and any such payment by the Advisor will discharge the Fund of its obligations hereunder. Notwithstanding any such arrangements, nothing herein shall be deemed to relieve the Fund of its obligations to pay such fees and expenses if such payment is not made by the Advisor.

         4. BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

                                   ARTICLE VI
                                  MISCELLANEOUS

         1. This Agreement constitutes the entire agreement between each Fund and BNY, and no provision in the Custody Agreement between such Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.


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                                       5


         2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 100 Church Street, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

         3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to a Fund shall be sufficiently given if received by it at its offices at 420 Lexington Ave, Suite 2550, New York, NY 10170 or at such other place as the Fund may from time to time designate in writing.

         4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the relevant Fund and BNY. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by any Fund or BNY without the written consent of BNY or the relevant Fund.

         5. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Each Fund and BNY hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Each Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Each Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

         6. The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the relevant Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person.

         7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         8. This Agreement shall terminate with respect to any Fund simultaneously with the termination of the Custody Agreement between such Fund and the Custodian, and may otherwise be terminated by a Fund (as to such Fund) or BNY upon not less than thirty (30) days prior written notice.



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         IN WITNESS  WHEREOF,  each Fund and BNY has caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.


                                  TDAX FUNDS, INC.
                                  on behalf of each Fund listed on Schedule 1



                                  By:   /s/ David W. Jaffin
                                        ----------------------------------------
                                  Title:    CFO and Secretary



                                  THE BANK OF NEW YORK




                                  By:   /s/ Edward G. McGann
                                        ----------------------------------------
                                  Title:    Managing Director



fcmstd3.doc
(10-99)


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                                                                  Exhibit (g)(2)

                                   SCHEDULE 1

Name of Fund
------------

TDAX Independence 2010 Exchange-Traded Fund

TDAX Independence 2020 Exchange-Traded Fund

TDAX Independence 2030 Exchange-Traded Fund

TDAX Independence 2040 Exchange-Traded Fund

TDAX Independence In-Target Exchange-Traded Fund


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                                                                  Exhibit (g)(2)


                                   SCHEDULE 2





Australia

Belgium

Canada

Finland

France

Germany

Italy

Japan

Netherlands

Spain

Sweden

Switzerland

UK

US